EXHIBIT 99
                                                   ----------


UNITED COMPANIES FINANCIAL CORPORATION
[UNITED COMPANIES LOGO]
                                              NEWS RELEASE
                                              FOR IMMEDIATE DISTRIBUTION

                                              For More Information,
                                              Contact:

                                              Deborah Hicks Midanek
                                              Chief Executive Officer
                                              225-987-2385 or 800-234-8232

                                              RELEASE DATE: April 28, 1999



United Companies Signs Agreement with Aegis Mortgage Corporation for
      Sale of its Retail Lending Platform, UC Lending(R)
Company Receives Court Approval of Bidding Procedures Motion
           Sale Hearing Scheduled for May 11, 1999

     Baton Rouge, LA - United Companies Financial Corporation (OTC: UCFNE) announced today that it signed an agreement on Tuesday, April 27, 1999 for the sale of its retail lending platform, UC Lending(R), to Aegis Mortgage Corporation, a mortgage company based in Houston, Texas. The Company previously announced on April 16, 1999, that it was close to an agreement with Aegis for this sale. Under the terms of the agreement, Aegis will pay $3 million plus the May operating expenses relating to 126 branch offices and related retail lending assets. Aegis will also assume the post-closing obligations under the leases to the 126 branch offices and under the equipment leases, auto leases and other contracts and agreements associated with operating these branch offices and the Baton Rouge head office facilities of the retail lending platform. In addition, Aegis has agreed to purchase all of the loans closed by UC Lending(R) during the month of May. The proposed closing date for the transaction is June 1, 1999. The sale and leases and contracts assignment is subject to approval by the Bankruptcy Court and higher or better offers made pursuant to bidding procedures approved April 27, 1999, by the Bankruptcy Court, as well as to satisfaction of certain other conditions.

     Under the bidding procedures, interested parties will have an opportunity to submit bids on the Company's retail lending platform no later than May 10, 1999 at 10:00 a.m. Central Daylight Time. Bids must conform to the requirements of the bidding procedures. The Bankruptcy Court has scheduled a hearing on May 11, 1999, to consider the sale of Aegis or to a higher bidder.

     In addition, the Company has been advised that its common stock is now being quoted in the "over the counter" market under the stock symbol "UCFNE" and the Company's preferred stock is now being quoted in that market under the symbol "UCFPE".

     United Companies is a specialty finance company in reorganization that provides consumer loan products nationwide through its lending subsidiary, UC Lending(R).

     The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not historical facts are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: the developments in and outcome of the Company's Chapter 11 reorganization proceedings; the ability to access loan and warehouse facilities in amounts necessary to fund the Company's operations; the successful execution of loan sales in the whole loan sale market; the ability of the Company to successfully restructure its balance sheet; the ability of the Company to retain an adequate number and mix of its employees; the effect of the Company's policies including the amount of Company expenses; actual prepayment rates and credit losses on loans sold as compared to prepayment rates and credit losses assumed by the Company at the time of sale for purposes of its gain on sale computations; the quality of the Company's owned and serviced loan portfolio including levels of delinquencies, customer bankruptcies and charge-offs; adverse economic conditions; competition; various legal, regulatory and litigation risks and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.